EXHIBIT 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

EXOR S.p.A.

By:	/s/ Enrico Vellano
Name: Enrico Vellano
Title: Chief Financial Officer

EXOR S.A.

By:	/s/ Marco Benaglia
Name: Marco Benaglia
Title: Chief Operating Officer

Dated: May 15,  2015